Exhibit (b)-(1)

EXECUTION VERSION

DATED May 19, 2014

ENGADIN MERGER LIMITED

as Borrower

- and-

BANK OF CHINA LIMITED, LONDON BRANCH

as Lender

US$60,000,000 LOAN

FACILITY AGREEMENT

SCHEDULE 1
PART A
CONDITIONS PRECEDENT TO SUBMISSION OF UTILISATION REQUEST	54

SCHEDULE 2 CONDITIONS SUBSEQUENT – POST – MERGER – WITHIN 10 BUSINESS DAYS OF COMPLETION OF THE MERGER	59

SCHEDULE 3
REQUESTS	60

THIS AGREEMENT is dated              2014 and made between:

(1)	ENGADIN MERGER LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 287200 and whose registered address is at Cricket Square, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Borrower”);

(2)	BANK OF CHINA LIMITED, LONDON BRANCH as lender (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounting Principles” means:

(a)	prior to the Completion of the Merger, GAAP; and

(b)	following the Completion of the Merger, IFRS.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignment Agreement” means an agreement substantially in a recommended form of the APLMA or any other form agreed between the relevant assignor, assignee and the Lender.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of (a) the date on which the Merger Agreement is terminated or cancelled in accordance with its terms, provided that such date is prior to the Completion of the Merger and (b) the date falling 12 months from the date of this Agreement.

“Available Commitment” means at any time the Commitments minus:

(a)	the aggregate amount of outstanding Utilisations at that time; and

(b)	in relation to any proposed Utilisation, the aggregate amount of the Loans that are due to be made on or before the proposed Utilisation Date.

“Borrower’s Funds” means an amount in US$ equivalent to the difference between (a) the Merger Consideration and (b) the Loan drawn down under Clause 5 (Utilisation).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Shanghai, London and New York.

“Change of Control” means the Consortium ceases, following the Completion of the Merger, to:

(a)	directly or indirectly maintain management control of the Target; and

(b)	hold a direct or indirect legal and beneficial interest of at least fifty-one per cent. (51%) of the shares in the Target.

“Charged Account” means the account opened and maintained by the Borrower with the Security Agent which is subject to the Offshore Account Charge.

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of Transaction Security.

“Charged Shares” means the shares in the Target to be charged under the MergerCo Share Charge from time to time.

“Code” means the US Internal Revenue Code of 1986.

“Commitments” means at any time the commitment of the Lender under this Agreement (being US$60,000,000 at the date of this Agreement) to the extent not cancelled, reduced or transferred by it under this Agreement.

“Completion of the Merger” means the date on which the Merger becomes effective pursuant to the Merger Agreement, being the “Effective Date” specified in the Merger Plan.

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Target Group, the Finance Documents of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents from either:

(a)	any member of the Group, the Target Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group, the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 21 (Disclosure of information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group, the Target Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group, the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

“Consortium” means, collectively, Mr. He Dang (the “Founder”), Merry Circle Trading Limited, a British Virgin Islands company owned by the Founder, Honour Idea Limited, a British Virgin Islands company controlled by the Founder, and CMC Mayfair Holdings Limited, a Cayman Islands company, as advisor to funds managed and/or advised by it.

“Default” means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Event of Default” means any event or circumstance specified as such in Clause 19 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by the Lender to the Borrower as the office or offices through which it will perform its obligations under this Agreement being at the date of this Agreement, Bank of China Limited, London Branch.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Event” has the meaning assigned to it in Clause 7.5 (Mandatory repayment and cancellation of FATCA Protected Lender).

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Protected Lender” means any Lender irrevocably designated as a “FATCA Protected Lender” by the Borrower by notice to that Lender at least six (6) months prior to the earliest FATCA Application Date for a payment by a Party to that Lender.

“Final Repayment Date” means the date falling 42 months from the Utilisation Date.

“Finance Document” means:

(a)	this Agreement;

(b)	the Onshore Credit Agreement;

(c)	any Transaction Security Document;

(d)	the Security Trust Agreement;

(e)	any Utilisation Request; and

(f)	any other document designated as such by the Lender and the Borrower.

“Finance Party” means the Onshore Bank, the Security Agent or the Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funds Flow Statement” means a funds flow statement in the agreed form prepared by the Borrower.

“GAAP” means generally accepted accounting principles in the US.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and its Subsidiaries from time to time and from the date of Completion of the Merger shall include the Target and the Target’s Subsidiaries and “Group Member” means any of those persons.

“Group Structure Chart” means the group structure chart in the agreed form showing shareholding structure of Parent, the Borrower and the Target both before and after Completion of the Merger.

“HoldCo” means Engadin Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 287206 and whose registered address is at Cricket Square, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Legal Reservations” means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of a court, the principle of reasonableness and fairness (to the extent applicable to the laws to which this definition relates) and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation and other laws generally affecting the rights of creditors; (b) the time barring of claims under applicable limitation laws and defences of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and (c) any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation).

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of the Loan) the Market Rate,

as of 11:00am (London time) on the Quotation Day for the currency of the Loan and for a period comparable to the Interest Period of the Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Loan” means, as the context requires, the Loan made or to be made under the Facility or the principal amount outstanding at any time of the Loan.

“Major Default” means, with respect to the Borrower or Parent only (in each case, without taking into account any member of the Target Group and whether or not the Merger has occurred or will occur), any circumstances constituting a Default under any of:

(a)	Clause 19.1 (Non-payment);

(b)	Clause 19.2 (Other obligations) insofar as it relates to a breach of Clause 18.3 (Disposals);

(c)	Clause 19.3 (Misrepresentation) insofar as it relates to a breach of any Major Representation;

(d)	Clause 19.5 (Insolvency) or Clause 19.6 (Insolvency proceedings);

(e)	Clause 19.7 (Creditors’ process);

(f)	Clause 19.8 (Unlawfulness) or Clause 19.9 (Repudiation and recission of agreements); or

(g)	the termination of the Merger Agreement prior to the Completion of the Merger.

“Major Representation” means a representation or warranty with respect to the Borrower or Parent only (in each case, without taking into account any member of the Target Group and whether or not the Merger has occurred or will occur) under any of:

(a)	Clause 16.1 (Status);

(b)	Clause 16.2 (Binding obligations);

(c)	Clause 16.3 (Non-conflict with other obligations);

(d)	Clause 16.4 (Power and authority); or

(e)	Clause 16.5 (Validity and admissibility in evidence).

“Margin” means 2.3 per cent. (2.3%) per annum.

“Market Rate” means the rate determined by the Lender acting reasonably, as the rate at which the Lender could borrow funds in the London interbank market in US Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in US Dollars and for that period.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Group taken as a whole; (b) the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or (c) subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of, or the rights or remedies of any Finance Party under, the Finance Documents, which, if capable of remedy, is not remedied within 20 Business Days of the earlier of the Borrower becoming aware of the circumstance or being given notice by the Lender.

“Merger” means the merger of the Borrower with and into the Target in accordance with the Merger Agreement, with the Target being the surviving company in such merger.

“Merger Agreement” means the agreement and plan of merger among Parent, the Borrower and Target, setting out the terms and conditions of the Merger.

“Merger Consideration” means the aggregate amount contemplated to be deposited by Parent with the Paying Agent pursuant to Section 3.3(b) of the Merger Agreement in connection with the Merger.

“MergerCo Share Charge” means the share charge to be executed by Parent in favour of the Security Agent over the Charged Shares.

“Merger Plan” means the plan of merger substantially in the form set out in Appendix 1 to the Merger Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Obligors” means:

(a)	the Borrower;

(b)	Parent; and

(c)	any other obligors designated as such by the Lender and the Borrower, which is not established or incorporated in the PRC;

and following the Completion of the Merger shall include the RMB Deposit Pledgor (within the time periods set out in this Agreement).

“Offshore Account Charge” means an account charge to be executed by the Target in favour of the Security Agent to be dated upon Completion of the Merger over an account holding US$ 13,000,000.

“Onshore Bank” means Bank of China Limited, Shanghai Branch.

“Onshore Credit Agreement” means the RMB460,000,000 (US$65,000,000 equivalent) credit line agreement to be entered into between the Borrower and the Onshore Bank.

“Original Financial Statements” means in relation to the Target, the audited consolidated financial statements for the financial year ended 31 December 2012.

“Parent” means Engadin Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registration number 287199 and whose registered address is at Cricket Square, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

“Party” means a party to this Agreement.

“Paying Agent” means the Exchange Agent (as defined in the Merger Agreement).

“Paying Agent Agreement” means an agreement for appointing the Paying Agent in accordance with the Merger Agreement.

“PBOC” means the People’s Bank of China.

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications of the Transaction Security Documents as specifically contemplated by any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation) or Transaction Security.

“Pledged Assets” has the meaning assigned to it in the RMB Deposit Pledge.

“PRC” means the People’s Republic of China.

“Quotation Day” means:

(a)	in relation to any period for which an interest rate is to be determined, the second Business Day before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days); and

(b)	in relation to any Interest Period the duration of which is selected by the Lender pursuant to Clause 8.3 (Default interest), such date as may be determined by the Lender (acting reasonably).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Relevant Interbank Market” means London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repayment Dates” means the dates set out in Clause 6.1 (Repayment of Loan).

“Repayment Instalment” means each instalment for repayment of the Loan referred to in Clause 6.1 (Repayment of Loan).

“Repeating Representations” means each of the representations set out in Clauses 16.1 (Status) to 16.7 (Governing law and enforcement), 16.10 (No default), 16.13 (Pari passu ranking) to 16.18 (Shares).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“RMB Deposit Amount” means the RMB equivalent of US$37,000,000 based on the spot rate of exchange published by the China Foreign Exchange Trading System (as published on the official website of the PBOC with respect to the conversion of US Dollars to RMB at or about 9.30am (PRC time) on the first Shanghai Business Day after the Completion of the Merger.

“RMB Deposit Pledge” means the pledge contract in respect of the Pledged Assets, to be executed by the RMB Deposit Pledgor in favour of the Onshore Bank and to be dated upon Completion of the Merger.

“RMB Deposit Pledgor” means Charm Media Co., Ltd., a company incorporated under the laws of the PRC with number 630000410000647 whose registered address is Room 809, No. 18, Wei Er road, Cheng Bei district, Xi Ning city, Qing Hai Province, People’s Republic of China.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period and displayed on pages LIBOR 01 and LIBOR 02 of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Secured Finance Document” means:

(a)	the Onshore Credit Agreement; and

(b)	the Transaction Security Documents.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under each Finance Document.

“Secured Party” means the Onshore Bank, the Security Agent, a Receiver or any Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means Bank of China Limited, London Branch in its capacity as agent and trustee in respect of the Transaction Security under the MergerCo Share Charge and the Offshore Account Charge.

“Security Trust Agreement” means the security trust deed between Bank of China Limited, Shanghai Branch as beneficiary, Bank of China Limited, London Branch as security agent, and the Borrower.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means Charm Communications Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands whose registered address is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.

“Target Group” means the Target and its Subsidiaries and “Target Group Member” means any of those persons.

“Target Shares” means all of the shares of Target in respect of the share capital of Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 11.1 (Tax definitions).

“Tranche A”, “Tranche B” and “Tranche C” have the meanings ascribed to them in Clause 4.4 (The Loan).

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents.

“Transaction Security Document” means any document entered into by any Obligor evidencing or creating or expressed to evidence or create Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents, and following the Completion of the Merger,

(a)	the MergerCo Share Charge;

(b)	the Offshore Account Charge; and

(c)	the RMB Deposit Pledge.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Finance Party”, the “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	a time of day is a reference to London time;

(x)	unless the context otherwise requires, “Borrower” shall, from the Completion of the Merger, mean the Target as the surviving company resulting from the Merger and whose registered address is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands; and

(xi)	unless the context otherwise requires, “Target” shall, from the Completion of the Merger, mean the surviving company resulting from the Merger and whose registered address is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent”, unless the context otherwise requires, is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(f)	References in this Agreement to a member of the Group or an Obligor shall, following the Completion of the Merger, be deemed to include members of the Target Group and/or, as the case may be, members of the Target Group who are to become Obligors after the date of this Agreement.

1.3	Currency Symbols and Definitions

(a)	“US$” and “US Dollars” denote the lawful currency of the United States of America.

(b)	“RMB” denotes the lawful currency of the People’s Republic of China.

1.4	Third party rights

(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

(b)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(c)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a US Dollar term loan facility in an aggregate amount equal to the Commitments.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing the privatisation of the Target (including payment of the Merger Consideration).

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 1 (Part A Conditions Precedent to submission of Utilisation Request) in form and substance reasonably satisfactory to the Lender. The Lender shall notify the Borrower promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

4.2.1	Subject to Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.4 (Utilisation Date) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Major Default is continuing or would result from the proposed Utilisation; and

(b)	all the Major Representations are true in all material respects.

4.2.2	The obligation of the Lender to make the Loan available on the Utilisation Date is subject to the Lender being reasonably satisfied that the documents and conditions in Part B of Schedule 1 (Conditions Precedent to Utilisation) have been received or complied with or otherwise waived by the Lender.

4.2.3	During the Availability Period (save in circumstances where, pursuant to Clause 4.2.1 above, the Lender is not obliged to comply with Clause 5.4 (Utilisation Date) and subject as provided in Clause 7.1 (Illegality) and Clause 7.8 (Mandatory Prepayment and Cancellation)), the Lender shall not be entitled to:

(a)	cancel any of the Commitments to the extent to do so would prevent or limit the making of a Utilisation;

(b)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under this Agreement or any of the other Finance Documents it may have to the extent to do so would prevent or limit the making of a Utilisation;

(c)	refuse or otherwise prevent, the making of a Utilisation;

(d)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Utilisation; or

(e)	cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under this Agreement or any of the other Finance Documents to the extent to do so would prevent or limit the making of a Utilisation, provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Lender notwithstanding that they may not have been used or been available for use during the Availability Period.

4.3	Maximum number of Loans

The Borrower may not deliver more than one (1) Utilisation Request in respect of the Facility.

4.4	The Loan

The Loan shall be made available in one amount which shall be divided into three tranches as follows:

(a)	Tranche A - US$10,000,000

(b)	Tranche B - US$20,000,000

(c)	Tranche C - US$30,000,000

4.5	Security Coverage ratio

4.5.1	In this clause:

“Security Coverage Amount” means, at any time, the aggregate US$ amount of the US$ equivalent of the aggregate RMB amount of the Pledged Assets pledged under the RMB Deposit Pledge (together with any substantially similar assets pledged under any other agreement made by the RMB Deposit Pledgor in favour of the Onshore Bank, in substantially the same form as the RMB Deposit Pledge) based on the US$/RMB Exchange Rate at that time.

“US$/RMB Exchange Rate” means the spot exchange rate of the Lender for the purchase of US$ with RMB.

“Security Coverage Ratio” means, at any time, the ratio of the Security Coverage Amount at that time to the aggregate amount outstanding under Tranche C at that time.

4.5.2	This Clause 4.5 (Security Coverage ratio) shall only be applicable after the release of the MergerCo Share Charge and the Offshore Account Charge in accordance with Clause 6.3 (Release of Security).

4.5.3	In the event that the Lender acting reasonably determines that on the date (if it is a non-Business Day, then the preceding Business Day) which is 30 days prior to the last day of each Interest Period, the Security Coverage Ratio is less than 0.9:1.0, then the Lender may request the Borrower to:

(i)	repay a part of the Loan; or

(ii)	cause the RMB Deposit Pledgor to pledge additional Pledged Assets under the RMB Deposit Pledge or pledge assets substantially similar to the Pledged Assets under another agreement in substantially the same form as the RMB Deposit Pledge, within 15 Business Days of such request to ensure this ratio is restored to no less than 1.0:1.0.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than three (3) Business Days prior to the proposed Utilisation Date (or such shorter period as agreed by the Lender).

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed first Interest Period complies with Clause 9 (Interest Periods); and

(iv)	the Utilisation Request requests the Utilisation be paid directly to the Paying Agent.

(b)	Only one Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Commitments.

5.4	Utilisation Date

If the conditions set out in Clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled on the earlier of:

(a)	immediately after the Loan is made available under Clause 5.4 (Utilisation Date), the Utilisation Date of the Loan; and

(b)	the last day of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loan

(a)	The Borrower shall repay the Loan made to it in instalments by repaying on each Repayment Date the Repayment Instalment as set out in the table below opposite such Repayment Date.

Tranche	Repayment Date (expressed as number of Months after Utilisation Date)	Amount in US$ of Repayment Instalment
A	12	2,000,000
	18	8,000,000
B	24	10,000,000
	30	10,000,000
C	36	1,000,000
	42	29,000,000

(b)	Without prejudice to (a) above, the Loan shall have been repaid in full on the Final Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

6.3	Release of Security

(a)	Subject to Clause 6.3(b) below, the Transaction Security Documents shall be released in the following order:

(i)	first, the MergerCo Share Charge;

(ii)	secondly, the Offshore Account Charge; and

(iii)	thirdly, the RMB Deposit Pledge.

(b)	When Tranche A has been repaid in full, the Lender shall cause the Security Agent to release the MergerCo Share Charge. Notwithstanding anything to the contrary in this Agreement or the Offshore Account Charge, at any time after full repayment of Tranche A, the Borrower may prepay the whole or any part of the Loan in accordance with Clause 7.3 (Voluntary prepayment of the Loan ) with any of the monies subject to the Offshore Account Charge, in which case the Lender shall cause such monies to be released from the Offshore Account Charge concurrently with such prepayment.

6.4	Amounts pledged

The Borrower may, in its discretion at any time after full repayment of Tranche A, direct the Lender to (at any time prior to the Security created under the Offshore Account Charge having become enforceable pursuant to the terms set out therein) cause the withdrawal of any amount subject to such Security to satisfy any payment obligation under this Agreement or the other Finance Documents, in which case the Lender shall promptly comply with such direction and cause such amount to be released from the Offshore Account Charge concurrently with such payment.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitments will be immediately cancelled to the extent necessary to comply with applicable laws; and

(c)	the Borrower shall repay the Loan to the extent necessary to comply with applicable laws on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrower may, if it gives the Lender not less than ten (10) Business Days’ (or such shorter period as the Lender may agree) prior notice reduce the Available Commitment to zero or by such amount (being a minimum amount of US$ 1,000,000 and an integral multiple of US$ 1,000,000) as the Borrower may specify in such notice.

7.3	Voluntary prepayment of the Loan

(a)	The Borrower may, if it gives the Lender not less than ten (10) Business Days’ (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$1,000,000 and an integral multiple of US$1,000,000).

(b)	Any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) either (i) in chronological order of maturity; or (ii) in such other manner as agreed between the Parties.

7.4	Additional Right of prepayment and cancellation

(a)	If:

(i)	any sum payable to the Lender by an Obligor is required to be increased under paragraph (a) of Clause 11.2 (Tax gross-up);

(ii)	the Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased costs); or

(iii)	any FATCA Protected Lender notifies the Borrower of a FATCA Event pursuant to Clause 7.5 (Mandatory repayment and cancellation of FATCA Protected Lender),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Event continues, give the Lender notice of cancellation of the Commitments and its intention to procure the prepayment of the Loan.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitments shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay the Loan.

7.5	Mandatory repayment and cancellation of FATCA Protected Lender

(a)	If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender, that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender on or after that FATCA Application Date (a “FATCA Event”):

(i)	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid or replaced pursuant to clause 7.4 (Additional Right of prepayment and cancellation):

(A)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Borrower, upon such notification, the Commitment of that Lender will be immediately cancelled; and

(B)	the Borrower shall repay that Lender’s participation in the Loan made to the Borrower on the last day of the Interest Period for the Loan occurring after that Lender has notified the Borrower or, if earlier, the last Business Day before the relevant FATCA Application Date.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs pursuant to Clause 10.1 (Break Costs) without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or reduce the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	If the Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(f)	If all or part of the Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.7	Mandatory Prepayment

If the Borrower receives funds/proceeds from any the following sources following Completion of the Merger but prior to the repayment of Tranche A:

(a)	distribution of dividends;

(b)	disposal of material assets by any member of the Group with an aggregate value of more than 50 per cent, of the consolidated net assets of the Group (for the avoidance of doubt, (i) the disposal of Posterscope (Hong Kong ) Ltd. and/or (ii) the disposal and/or restructuring of Nanning Jetlong and its subsidiaries shall not require any mandatory prepayment pursuant to this Clause 7.7);

the Borrower must, by giving not less than ten (10) days prior notice to the Lender, prepay the whole or part of the Loan on the last day of the current Interest Period using such funds/proceeds.

7.8	Mandatory Prepayment and Cancellation

(a)	Upon the occurrence of:

(i)	a Change of Control; or

(ii)	other than the Merger, the sale of all or substantially all of the assets of the Group or the Target Group whether in a single transaction or a series of related transactions (for the avoidance of doubt, (i) the disposal of Posterscope (Hong Kong) Ltd. and (ii) the disposal and/or restructuring of Nanning Jetlong and its subsidiaries shall not require any mandatory prepayment pursuant to this Clause 7.8), the Borrower shall promptly upon becoming aware of its occurrence notify the Lender and the Lender may, by three (3) Business Days’ (or such other period as agreed by the Lender and the Borrower) prior written notice to the Borrower, cancel the Facility whereupon the Facility shall immediately be cancelled and/or declare all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents to be immediately due and payable, whereupon they shall become immediately due and payable.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period applicable to the Loan.

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, 2 per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	Each Interest Period shall, subject to paragraph (b) below, be three Months.

(b)	An Interest Period for the Loan shall not extend beyond the Final Repayment Date.

(c)	Each Interest Period for the Loan shall start on the Utilisation Date or (if the Loan has already been made) on the last day of the preceding Interest Period of the Loan.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	BREAK COSTS

10.1	Break Costs

(a)	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS-UP AND INDEMNITIES

11.1	Tax definitions

(a)	In this Clause 11:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	All payments to be made by the Borrower to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three Business Days of demand of the Lender, promptly indemnify, to the maximum extent permitted under all applicable laws, the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 11.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	the extent of such payment or liability relates to a FATCA Deduction required to be made by a Party.

11.4	Tax credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

11.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within three Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

11.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by the Borrower to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to the Borrower in connection with a Finance Document, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall also at the same time pay and indemnify, to the maximum extent permitted under all applicable laws, the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

11.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(1)	a FATCA Exempt Party; or

(2)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to Clause 11.7(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Lender and the other Finance Parties.

12.	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document to the Lender,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document or any participation of the Lender in the Loan or Unpaid Sum.

12.2	Increased cost claims

The Lender shall, as soon as practicable after a demand under Clause 12.1(a), provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 11.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Tax definitions).

12.4	No Obligation to Provide Proof to Support Deduction of Tax

The Lender has no obligation to provide any documents or assistance to the Borrower for the purposes of claiming tax exemption or deduction of tax from any government authorities.

13.	MITIGATION BY THE LENDER

13.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased costs), including but not limited to in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Borrower shall promptly indemnify, to the maximum extent under all applicable laws, the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

13.3	Conduct of business

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Borrower shall, within three Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, the Lender against any cost, loss or liability incurred by the Lender as a result of:

(i)	the occurrence of any Event of Default;

(ii)	the written information produced or approved by any Obligor being misleading and/or deceptive in any material respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement (other than as a result of default or negligence by the Lender);

(iv)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency;

(v)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender); or

(vi)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall promptly indemnify, to the maximum extent permitted under all applicable laws, the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate against any cost, loss or liability incurred by the Lender or its Affiliate (or officer or employee of the Lender or Affiliate) in connection with or arising out of the Merger or the funding of the Merger (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Merger), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or its Affiliate (or employee or officer of the Lender or Affiliate). Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this clause 14.2.

14.3	Indemnity

The Borrower shall promptly indemnify, to the maximum extent permitted under all applicable laws, the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall, within five Business Days of demand, pay the Lender the amount of all legal costs and expenses (up to a cap agreed between the Parties) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 22.6 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.	REPRESENTATIONS

(a)	The Borrower makes the representations and warranties set out in this Clause 16 to each Finance Party in respect of itself, the Parent and its Subsidiaries on the date of this Agreement and in respect of the Target and its Subsidiaries on the Completion of the Merger.

(b)	In relation to the representations and warranties made on and after the Completion of the Merger, it is assumed that the Completion of the Merger has occurred and that each member of the Target Group is part of the Group.

16.1	Status

(a)	Each Obligor is a company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.2	Binding obligations

(a)	The obligations expressed to be assumed by it in each Finance Document are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

(b)	Without limiting the generality of paragraph (a) above, each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

16.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it to the extent it has, or could reasonably be expected to have, a Material Adverse Effect;

(b)	its and each of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets to the extent it has, or could reasonably be expected to have, a Material Adverse Effect.

16.4	Power and authority

Each Obligor has the corporate power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

16.5	Validity and admissibility in evidence

Except for registration of the Transaction Security Documents in accordance with Clause 16.6 (Registration requirements) and subject to the Legal Reservations, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction (other than court filings in the normal course of proceedings),

have been obtained or effected and are in full force and effect, if failure to obtain or effect such Authorisations has or is reasonably likely to have a Material Adverse Effect.

16.6	Registration requirements

Except for registering the Onshore Credit Agreement with the cross-border RMB receipts and payments information management system of the People’s Bank of China, it is not necessary to file, register or record any Finance Document in any public place or elsewhere.

16.7	Governing law and enforcement

The choice of English law and PRC law (as the case may be) as the governing law of the applicable Finance Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands. The courts of the Cayman Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the courts of England or the courts of the PRC against the Borrower or Parent based upon the applicable Finance Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

16.8	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified for it in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

16.9	No filing or stamp taxes

Except for registration in accordance with Clause 16.6 (Registration requirements), under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, save that the Finance Documents will be subject to nominal stamp duty if they are executed in or brought into the Cayman Islands, but will not otherwise be subject to stamp duty.

16.10	No default

(a)	No Event of Default is continuing or is reasonably likely result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which is reasonably likely to have a Material Adverse Effect.

16.11	No misleading information

Save as disclosed to the Lender prior to the date of this Agreement:

(a)	To the knowledge, information and belief of the Borrower, any factual information provided to the Lender by any member of the Group (including any information relating to the Merger, the Target Group or the Merger Plan) taken as a whole was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided to the Lender by any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions (it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that such projections will be realized).

(c)	To the knowledge, information and belief of the Borrower, all information supplied to the Lender by any member of the Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any material respect as at the date it was given.

16.12	Financial statements

(a)	The Original Financial Statements were prepared in all material respects in accordance with the Accounting Principles consistently applied save to the extent expressly disclosed (i) in such financial statements or (ii) to the Lender in writing prior to the date of this Agreement.

(b)	The Original Financial Statements give a true and fair view in all material respects of the Target’s consolidated financial condition and consolidated operations during the relevant financial year, subject to customary year-end adjustments and save to the extent expressly disclosed to the Lender.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of the most recent financial statements delivered pursuant to Clause 17.1 (Financial statements).

16.13	Pari passu ranking

Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened in writing against it, the Target or any of their respective Subsidiaries.

16.15	Authorised Signatures

Any person specified as its authorised signatory under Schedule 1 (Part A Conditions Precedent to submission of Utilisation Request) or paragraph (f) of Clause 17.3 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

16.16	Ranking of Security

Subject to the Legal Reservations and the Perfection Requirements, after the Transaction Security Documents have been entered into, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security, except for obligations mandatorily preferred by law applying to companies generally.

16.17	Legal and beneficial ownership

Subject to the Transaction Security, it and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

16.18	Shares

The shares which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

16.19	Group Structure Chart

(a)	Assuming the Completion of the Merger has occurred, the Group Structure Chart delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent) is true, complete and accurate in all material respects and shows each Group Member and each Target Group Member, including current name and company registration number, its jurisdiction of incorporation and/or establishment, and indicating whether a company is a dormant subsidiary.

16.20	Merger Agreement, Merger Plan, disclosures and other documents

(a)	The Merger Agreement and the Merger Plan contain (or following execution, will contain) all the material terms of the Merger.

(b)	No default (which is reasonably likely to materially adversely affect the interests of the Lender) under the Merger Agreement and the Merger Plan is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(c)	To the best of its knowledge (having made reasonable commercial enquiry), no representation or warranty given by any party to the Merger Agreement and the Merger Plan is untrue or misleading in any material respect.

16.21	Repetition, etc.

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

In respect of each representation and warranty made on the date of this Agreement and/or any other date on or before the Completion of the Merger, the Borrower shall be assumed to have the knowledge of the Consortium (which will not include the knowledge of the Target Group until the Completion of the Merger).

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Financial statements

After Completion of the Merger, the Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 150 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year.

(b)	as soon as the same become available, but in any event within 90 days after the end of each of its financial quarters:

(i)	its consolidated financial statements for that financial quarter.

17.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 17.1 (Financial statements) shall be certified by a director of the Target as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using the Accounting Principles.

(c)	The Borrower shall procure that each set of financial statements of the Target delivered pursuant to Clause 17.1 (Financial statements) is prepared using the Accounting Principles and, to the extent not conflicting with the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Target unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in the Accounting Principles or such accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Target) deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

17.3	Information: miscellaneous

The Borrower shall supply to the Lender (in sufficient copies for all the Finance Parties, if the Lender so requests):

(a)	Copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or its creditors generally in each case in relation to any insolvency, winding up or restructuring of the Borrower at the same time as they are dispatched;

(b)	as soon as reasonably possible, any announcement, notice or other document relating specifically to the Borrower posted onto any electronic website maintained by any stock exchange on which shares in or other securities of the Borrower are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Borrower;

(c)	as soon as reasonably possible upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group or any Obligors, and which might, if adversely determined, have a Material Adverse Effect;

(d)	as soon as reasonably possible, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(e)	as soon as reasonably possible, such further information regarding (i) any breach of the material terms of the Merger Agreement or the Merger Plan and (ii) the financial condition, business and operations of any member of the Group, the Target, any of its material Subsidiaries or any Obligor, in each case, as any Finance Party may reasonably request;

(f)	as soon as reasonably possible, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories.

17.4	Notification of default

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.5	“Know your customer” checks

(a)	The Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

18.	GENERAL UNDERTAKINGS

(a)	Subject to paragraph (b), the undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(b)	The undertakings in Clause 18.4 (Change of business) shall only apply up to the date on which Tranche A is repaid.

18.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required to enable each Obligor to perform their respective material obligations under the Finance Documents and, subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

18.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

18.3	Disposals

(a)	Prior to the full repayment of Tranche A (together with accrued interest), the Borrower shall not (and the Borrower shall ensure that no other member of the Group (excluding Posterscope (Hong Kong) Ltd. and Nanning Jetlong and its subsidiaries) will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose; or

(iii)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Obligors and members of the Group, other than any permitted under paragraphs (i) to (ii) above) does not exceed 30 percent of the consolidated total assets of the Target during the term of this Facility.

18.4	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group from that carried on by the Target Group at the date of this Agreement without the prior written consent of the Lender.

18.5	Additional Bank Loan Indebtedness

Before all of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Agreement is repaid or paid in full, if the Borrower (and any member of the Group) desires to incur additional bank loan indebtedness, the Lender shall have the first right to offer the additional bank loan facility to the Borrower. The Lender shall notify the Borrower in writing that it intends to exercise the right of first refusal, within 10 Business Days of notification from the Borrower that it (and any member of the Group) desires to incur additional bank loan indebtedness.

18.6	Dividends

The Borrower shall ensure that no distributions or dividends are declared by the Borrower prior to the repayment of Tranche A.

18.7	Post-Merger Conditions Subsequent

The Borrower shall procure that the Conditions Subsequent set out in Schedule 2 (Conditions Subsequent – Post Merger) relating to the Target are provided to the Lender within 10 Business Days of Completion of the Merger.

18.8	Terms of the Merger Agreement

The Borrower shall:

(a)	not reduce the Per Share Merger Consideration and/or the Per ADS Merger Consideration payable in accordance with (and as defined in) the Merger Agreement without the prior written consent of the Lender;

(b)	not waive or amend (and use reasonable endeavours to ensure there is no waiver or amendment to) or declare or treat as satisfied any condition of the Merger Agreement where such waiver or consent would be materially prejudicial to the interests of the Lender unless the Lender has given its consent;

(c)	if it becomes aware of a circumstance or event which is covered by any condition of the Merger Agreement which, if not waived, would entitle the Borrower or the Target to terminate the Merger Agreement, it shall promptly notify the Lender; and

(d)	if a circumstance or event referred to in Clause 18.8(c) occurs and the Lender states that, in its bona fide opinion, that circumstance or event would reasonably be expected to have a Material Adverse Effect, consult with the Lender as to whether to exercise any rights of withdrawal.

The Borrower shall provide (or cause to be provided) to the Lender evidence that all filings have been made with each applicable Governmental Agency that are necessary for the Target Shares to be delisted from the NASDAQ Stock Market within sixty (60) days after the Completion of the Merger and deregistered under the Securities Exchange Act of 1934, as amended, within one hundred (100) days after the Completion of the Merger.

18.9	Accounts

The Borrower shall procure that:

(a)	each of the Borrower, Parent and HoldCo open at least one bank account with the Lender; and

(b)	each of the two PRC Subsidiaries of the Target located in Shanghai, namely the RMB Deposit Pledgor and Shang Xing Media Co., Ltd., shall open at least a bank account with the Onshore Bank and each of such accounts shall be used for the purpose of receiving funds until the Loan is repaid in full.

19.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 19 (other than Clause 19.12 (Acceleration)) is an Event of Default.

19.1	Non-payment

An Obligor does not pay by the due date any amount payable pursuant to a Finance Document (other than the RMB Deposit Pledge) at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date unless such amount is Interest, in which case, payment is made within five (5) Business Days.

19.2	Other obligations

(a)	An Obligor does not comply with any provision of this Agreement, the MergerCo Share Charge or the Offshore Account Charge (other than those referred to in Clause 19.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

19.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in this Agreement, the MergerCo Share Charge or the Offshore Account Charge is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

19.4	Cross default

(a)	Any Financial Indebtedness of any Obligor or member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor or member of the Group is cancelled or suspended by a creditor of any Obligor or member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Obligor or member of the Group becomes entitled to declare any Financial Indebtedness of any Obligor or member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 19.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$5,000,000 (or its equivalent in any other currency or currencies).

19.5	Insolvency

(a)	An Obligor or member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on all or a material part of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling all or a material part of its indebtedness.

(b)	The value of the assets of any Obligor or member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or member of the Group.

19.6	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or member of the Group other than a solvent liquidation or reorganisation of any Obligor or member of the Group permitted under any Finance Documents;

(ii)	a composition or arrangement with any creditor of any Obligor or member of the Group, or an assignment for the benefit of creditors generally of any Obligor or member of the Group or a class of such creditors;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of any Obligor or member of the Group permitted under any Finance Documents), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor, bankruptcy trustee or other similar officer in respect of any Obligor or member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or member of the Group having an aggregate value of at least US$5,000,000 (or its equivalent in any other currency or currencies),

(b)	or any analogous procedure or step is taken in any jurisdiction.

Clause 19.6(a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement.

19.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or member of the Group having an aggregate value of US$2,000,000 and is not discharged within fourteen (14) days.

19.8	Unlawfulness

(a)	Subject to the Legal Reservations, it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective which cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(b)	Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)	Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

19.9	Repudiation and recission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security which, individually or cumulatively, have materially and adversely affected (or would be reasonably likely to materially and adversely affect) the interests of the Lender under the Finance Documents.

19.10	Cessation of business

Any Obligor or member of the Group (excluding Posterscope (Hong Kong) Ltd. and Nanning Jetlong and its subsidiaries) suspends or ceases to carry on all or a material part of its business.

19.11	Material adverse change

Any event or circumstance occurs which the Lender reasonably expects to have a Material Adverse Effect.

19.12	Acceleration

Subject to Clause 4.2.3, on and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	without prejudice to the Loan then outstanding:

(i)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)	cancel any part of the Commitments (and reduce the Commitments accordingly), whereupon the relevant part shall immediately be cancelled (and the Commitments shall be immediately reduced accordingly); and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 8

CHANGES TO PARTIES

20.	CHANGES TO THE PARTIES

20.1	Assignments and transfers by the Lender

The Lender may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to which it is a party to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; provided that (i) the consent of the Borrower shall be required before the Lender may make any such assignment or transfer unless it is made to a bank and (ii) any such assignment or transfer may only be made after the Utilisation Date. The Lender shall give the Borrower prior written notice of any assignment or transfer.

The Borrower acknowledges and agrees to the Lender transferring all its rights under this Agreement to the Onshore Bank if the Onshore Bank reimburses the Lender in respect of all amounts owing under this Agreement.

Any assignment or transfer by the Lender will be at the sole expense of the Lender.

20.2	Assignments and transfers by the Borrower

The Borrower may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

21.	DISCLOSURE OF INFORMATION

The Lender may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement in such form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

SECTION 9

ADMINISTRATION

22.	PAYMENT MECHANICS

22.1	Payments between the Parties

(a)	On each date on which the Borrower or the Lender is required to make a payment under a Finance Document, the Borrower or the Lender (as the case may be) shall make the same available to the recipient (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the recipient specifies.

22.2	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under this Agreement;

(ii)	secondly, in or towards payment any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b)	Paragraphs (a) above will override any appropriation made by the Borrower.

22.3	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

22.4	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

22.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from the Lender under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

22.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

23.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under this Agreement (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

24.	NOTICES

24.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of the Lender, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Lender by not less than five Business Days’ notice.

24.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 24.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

24.4	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

25.	CALCULATIONS AND CERTIFICATES

25.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

25.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

26.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

29.	AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on the Parties.

SECTION 10

GOVERNING LAW AND ENFORCEMENT

30.	GOVERNING LAW

This Agreement is governed by English law.

31.	ENFORCEMENT

31.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 31.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

31.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Royds LLP of 65 Carter Lane, London EC4V 5HF as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if this appointment is terminated for any reason, the Borrower will appoint a replacement agent and will ensure the new agent notifies the Lender of its acceptance of appointment.

The Borrower expressly agrees and consents to the provisions of this Clause 31.2.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART A

CONDITIONS PRECEDENT TO SUBMISSION OF UTILISATION REQUEST

1.	Obligors - The Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and the Merger Agreement and resolving that it execute the Finance Documents to which it is a party and the Merger Agreement;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party and the Merger Agreement on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party and the Merger Agreement.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate from the Borrower (signed by a director or officer) confirming that borrowing or guaranteeing, as appropriate, the total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part A of Schedule 1, except for the documents specified in paragraphs 5(c), 5(d), 5(e) and 5(f) in this Part A of Schedule 1, is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents - The Borrower

(a)	This Agreement duly executed by the Borrower.

(b)	The Onshore Credit Agreement duly executed by the Borrower.

3.	The Merger Agreement

(a)	A copy of the Merger Agreement.

(b)	Evidence reasonably satisfactory to the Lender (including but not limited to a bank statement copy or written confirmation from the applicable account bank) that the Borrower’s Funds have been deposited into an account of the Borrower held at the Lender.

4.	Legal opinions

(a)	A legal opinion in relation to English law from DLA Piper in relation to enforceability of this Agreement addressed to the Lender and the Security Agent, substantially in the agreed form.

(b)	A legal opinion as to Cayman Islands law from Conyers Dill & Pearman in relation to the capacity of the Borrower to enter into this Agreement and the Onshore Credit Agreement, addressed to the Lender and the Security Agent, substantially in the agreed form.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 31.2 (Service of process), has accepted its appointment in respect of the Borrower.

(b)	The Original Financial Statements of the Target.

(c)	A copy of the minutes of the extraordinary general meeting of the Target containing the shareholder resolution approving the Merger certified by an authorised signatory of the Borrower to his knowledge.

(d)	A copy of the resolutions or meeting minutes of the board of directors of the Target approving the Merger certified by an authorised signatory of the Borrower to his knowledge.

(e)	A copy of the Funds Flow Statement in a form agreed by the Borrower and the Lender detailing the proposed movement of funds on or before the first Utilisation Date certified by an authorised signatory of the Borrower.

(f)	A copy of the Group Structure Chart certified by an authorised signatory of the Borrower.

PART B

CONDITIONS PRECEDENT TO UTILISATION

1.	Obligors

(a)	A copy of the constitutional documents of each of Parent and the RMB Deposit Pledgor.

(b)	A copy of a resolution of the board of directors of each of Parent and the RMB Deposit Pledgor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Security Documents to which it is a party and resolving that it execute the Transaction Security Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Security Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Security Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate from each of Parent, the Borrower (on or after the Completion of the Merger) and the RMB Deposit Pledgor (signed by a director or officer) confirming that guaranteeing or providing security, as appropriate, in respect of the total Commitments would not cause any guaranteeing or security or similar limit binding on it to be exceeded.

(e)	A certificate of an authorised signatory of each of Parent, the Borrower (on or after the Completion of the Merger) and the RMB Deposit Pledgor certifying that each copy document relating to it specified in this Part B of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Transaction Security Documents to which it is a party.

2.	The Merger Agreement

(a)	An electronic communication from Conyers Dill & Pearman stating that it has received confirmation from the Registrar of Companies in the Cayman Islands that the application to register the Merger Plan has been pre-vetted for filing.

(b)	A certificate of the Borrower to the Lender confirming that:

(i)	the conditions to consummation of the Merger under the Merger Agreement (other than the payment of the consideration for the Merger in accordance with the Merger Agreement and those conditions precedent that by their nature are to be satisfied on the Completion of the Merger as contemplated under the Merger Agreement) are duly satisfied or waived in a manner that would not reasonably be expected to be materially adverse to the Lender;

(ii)	It is not aware of, and has not waived, any misrepresentation by the Target under the Merger Agreement (in particular, Section 4.6(a) thereof) that would result in the conditions to consummation of the Merger not being met under the Merger Agreement, in each case, to the extent the waiver of such misrepresentation would reasonably be expected to be materially adverse to the Lender;

(iii)	the terms of the Merger Agreement have not been altered or waived in a manner that would reasonably be expected to be materially adverse to the Lender; and

(iv)	the Merger Agreement has not been terminated by the Borrower or, to the Borrower’s knowledge, the Target.

(c)	An email to counsel to the Consortium from counsel to the Special Committee of the Board of Directors of the Target stating that the relevant staff members of the Securities and Exchange Commission have confirmed that they have no further comments on the proxy statement prepared in connection with the Merger.

(d)	A copy of the Paying Agent Agreement;

(e)	Copies of the following:

(A)	a register of members showing that the Target owns 100% of the issued share capital of Media Talent International Limited;

(B)	a register of members showing that Media Talent International Limited owns 100% of the issued share capital of O’Master Communications (Hong Kong) Ltd.;

(C)	constitutional documents showing that O’Master Communications (Hong Kong) Ltd. owns 100% of the equity of the RMB Deposit Pledgor;

(D)	constitutional documents showing that the RMB Deposit Pledgor owns 100% of equity of Shang Xing Media Co., Ltd.

(f)	A copy of the application letter to register the Merger Plan stamped by the Registrar of Companies, Cayman Islands.

(g)	Signed payment instructions of the Borrower to the Lender for the transfer of the Borrower’s Funds to the Paying Agent concurrently with the proceeds of the first Utilisation.

3.	Finance Documents

(a)	The MergerCo Share Charge duly executed by the Parent and dated on or prior to the Utilisation Date (but not prior to the Completion of the Merger).

(b)	The Security Trust Agreement and the Offshore Account Charge duly executed by the Target and dated on or prior to the Utilisation Date (but not prior to the Completion of the Merger).

(c)	The RMB Deposit Pledge duly executed by the pledgor thereunder and dated on or prior to the Utilisation Date (but not prior to the Completion of the Merger).

(d)	The Pledged Assets referred to in the RMB Deposit Pledge.

(e)	All share certificates, share transfer forms or equivalent duly executed by the Parent in blank in relation to the assets subject to or expressed to be subject to the MergerCo Share Charge granted by Parent and other documents of title to be provided under the MergerCo Share Charge and held in escrow by Conyers Dill & Pearman as agent for the Security Agent and to be released on or after the Completion of the Merger.

(f)	Evidence that any process agent referred to in the Offshore Account Charge and the MergerCo Share Charge, has accepted its appointment.

4.	Legal Opinions[1]

(a)	A legal opinion in relation to English law from DLA Piper in relation to enforceability of the Security Trust Agreement, the Offshore Account Charge and the MergerCo Share Charge addressed to the Lender and the Security Agent, substantially in the agreed form.

(b)	A legal opinion as to PRC law from Jingtian and Gongcheng in relation to the effectiveness of the RMB Deposit Pledge and the capacity of the RMB Deposit Pledgor to enter into the RMB Deposit Pledge addressed to the Lender and the Security Agent, substantially in the agreed form.

(c)	A legal opinion as to Cayman Islands law from Conyers Dill & Pearman in relation to the capacity of Parent and the Target to enter into the MergerCo Share Charge, the Offshore Account Charge and the Security Trust Agreement, respectively, addressed to the Lender and the Security Agent, substantially in the agreed form.

5.	Funds

(a)	Evidence reasonably satisfactory to the Lender (including but not limited to a bank statement copy or written confirmation from the applicable account bank) that no less than US$13,000,000 has been deposited in Target’s account held at Bank of China Limited, London Branch.

(b)	Evidence reasonably satisfactory to the Lender (including but not limited to a bank statement copy or written confirmation from the applicable account bank) that no less than the RMB Deposit Amount has been deposited in the RMB Deposit Pledgor’s account held at Bank of China Limited, Shanghai Branch.

[1]	To be in agreed form at date facility agreement is signed.

SCHEDULE 2

CONDITIONS SUBSEQUENT – POST – MERGER – WITHIN 10 BUSINESS DAYS OF

COMPLETION OF THE MERGER

1.	Certificate of Merger

(a)	A copy of the certificate of merger issued by the Registrar of Companies, Cayman Islands in respect of the Merger.

2.	Registration of Transaction Security

(a)	Copies of the Register of Mortgages and Charges of the Target and Parent, as the case may be, recording the charge created pursuant to the Offshore Account Charge and MergerCo Share Charge.

3.	Legal Opinion[2]

(a)	A legal opinion as to Cayman Islands law from Conyers Dill & Pearman in relation to the effectiveness of the Merger, addressed to the Lender, substantially in the agreed form.

4.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be reasonably necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

[2]	To be in agreed form at date facility agreement is signed.

SCHEDULE 3

REQUESTS

Utilisation Request

From:	Engadin Merger Limited

To:	Bank of China Limited, London Branch as Lender

Dated:

Dear Sirs

ENGADIN MERGER LIMITED – US$60,000,000 Loan Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the available Facility
First Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [ ].

5.	We authorise you to deduct the following from the proceeds of the Utilisation:

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Engadin Merger Limited

SIGNATURE PAGE

THE BORROWER

ENGADIN MERGER LIMITED

/s/ He Dang

By:	He Dang

Address:	CN01 Legend Town,
No.1 Ba Li Zhuang Dong Li,
Chaoyang District,
Beijing, 100025

Attention:	Dina Liu

Email:	dina.dan.liu@gmail.com

With a copy to

Address:	Unit 3609, The Center,
989 Changle Road,
Shanghai, 200031

Fax:	86-21-54661250

Attention:	Peter Li

Email:	pli@chinamediacapital.com

Execution Page - Facility Agreement

THE LENDER

BANK OF CHINA LIMITED, LONDON BRANCH

/s/ Huabin Wang Zhibin Xie

By:	Huabin Wang Zhibin Xie

Address:	1 Lothbury, London, UK, EC2R 7DB

Fax:	020 7282 8899

Attention:	Anita Shao, Eric Xie

Email:	anita_shao@mail.notes.bank-of-china.com, ericxie@bank-of-china.com

Execution Page - Facility Agreement